Exhibit 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (the "Amendment") is made and entered into as of October 30, 2018, by and between IRVINE EASTGATE OFFICE II LLC, a Delaware limited liability company (“Landlord”), and INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to The Irvine Company LLC, a Delaware limited liability company) and Tenant are parties to that certain lease dated April 24, 2014, which lease has been previously amended by a First Amendment to Lease dated December 19, 2014, a Second Amendment to Lease dated July 19, 2016 and a Third Amendment to Lease dated June 21, 2018 (collectively, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 47,000 rentable square feet (the “Premises”) described as Suite Nos. 100 and 200 on the 1st and 2nd floors of the building located at 4760 Eastgate Mall, San Diego, California (the "Building").

B.	The Lease by its terms shall expire on September 30, 2019 ("Prior Expiration Date"), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Extension. The Term of the Lease is hereby extended and shall expire on July 31, 2020 ("Extended Expiration Date"), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Expiration Date ("Extension Date") and ending on the Extended Expiration Date shall be referred to herein as the "Extended Term".

II.	Basic Rent. As of the Extension Date, the schedule of Basic Rent payable with respect to the Premises during the Extended Term is the following:

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
10/1/19-7/31/20	$2.10	$98,700.00

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.	Project Costs and Property Taxes. For the period commencing on the Extension Date and ending on the Extended Expiration Date, Tenant shall be obligated to pay Tenant’s Share of Project Costs and Property Taxes accruing in connection with the Premises in accordance with the terms of the Lease.

IV.	Letter of Credit. Pursuant to Section 4.4 of the Lease, Landlord is holding a letter of credit (the “Letter of Credit”) in the amount of $95,645.00. Landlord and Tenant hereby acknowledge and agree that the requirement for Tenant to maintain such Letter of Credit shall remain in full force and effect during the Extended Term.

V.	Improvements to Premises.

A.	Condition of Premises. Tenant is in possession of the Premises and accepts the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment or the Lease.

B.	Alterations. Any construction, alterations or improvements to the Premises shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the provisions of Section 7.3 of the Lease.

VI.	Parking. Notwithstanding any contrary provision in Exhibit C to the Lease, “Parking,” effective as of the Extension Date, Landlord shall lease to Tenant, and Tenant shall lease from Landlord, up to 188 unreserved parking passes at the rate of $0.00 per pass, per month through the Extended Term.

VII.	SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant.

VIII.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Deleted Provision. Section 1 (Right to Extend) of Exhibit F of the Lease shall be deleted in its entirety and of no further force or effect.

IX.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.	Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant and can be changed only by a writing signed by Landlord and Tenant. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

C.	Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.	Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.	Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises." If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the "CASp Report") and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, notwithstanding anything to the contrary in the Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

G.	Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.

H.	Brokers. Article XVIII of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Newmark Knight Frank / San Diego (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

I.	Execution of Amendment. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

J.	Nondisclosure of Terms. Landlord and Tenant acknowledge and agree that the terms of this Amendment are confidential and constitute proprietary information of the parties. Disclosure of the terms could adversely affect the ability of Landlord and Tenant to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Landlord and Tenant each agree that it, and its partners, officers, directors, employees and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of the Lease, as amended, to any other tenant or apparent prospective tenant of the Building or Project, either directly or indirectly, without the prior written consent of the other party, provided, however, that Tenant may disclose the terms of this Amendment to prospective subtenants or assignees under the Lease, as amended, or pursuant to any legal requirement, including Tenant’s obligations under the rules and regulations of the Securities and Exchange Commission and Landlord may disclose to its financial and legal advisors or pursuant to any legal agreement.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:

IRVINE EASTGATE OFFICE II LLC, a Delaware limited liability company	INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation

By	/s/ Steven M. Case	By	/s/ Jerome Durso

Name: Steven M. Case	Name: Jerome Durso
Title: Executive Vice President	Title: COO
Office Properties

By	/s/ Kristopher J. Kopensky	By	/s/ Sandip Kapadia

Name: Kristopher J. Kopensky	Name: Sandip Kapadia
Title: Vice President, Operations	Title: CFO
Office Properties